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                                                              Exhibit 10.52(a)

                            AMENDMENT TO LICENSE AGREEMENT
                                  (Gene Sequencing)


         AMENDMENT TO LICENSE AGREEMENT (Gene Sequencing), dated as of January 31, 1997 (this "Agreement"), among THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation ("JHU"), and PHARMAGENICS, INC., a Delaware corporation ("PGI").

                                      WITNESSETH

         WHEREAS, JHU and PGI are parties to that certain License Agreement (Gene Sequencing), dated as of September 1, 1995 (the "License Agreement") (unless otherwise defined herein, terms defined in the License Agreement are used herein as therein defined);

         WHEREAS, Section 4.6 of the License Agreement provides, among other things, that in the event PGI merges with an entity whose shares are publicly traded on the New York Stock Exchange and/or the entity has a fair market value of at least one billion dollars, PGI is required to pay to JHU the sum of five million dollars (the "Payment");

         WHEREAS, PGI has informed JHU that PGI is currently considering, and expects to complete, a merger (the "Merger") with Genzyme Corporation ("Genzyme"), a Massachusetts corporation, the consummation of which might be deemed to require the Payment pursuant to the terms of Section 4.6 of the License Agreement; and

         WHEREAS, JHU and PGI desire to amend the License Agreement, in consideration of the issuance to JHU of shares of PGI preferred stock to provide that the Payment shall not be required to be made with respect to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.   Amendments.

              (a) Section 4.6 of the License Agreement is hereby deleted in its entirety and replaced with the following:

         "4.6 (a) In the event PGI is acquired by or merges with an entity whose shares are publicly traded on the New York Stock Exchange and/or the entity has a fair market value of at least one billion dollars, then PGI shall pay to UNIVERSITY five million dollars as soon as practical after the acquisition or merger.


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              (b)  Notwithstanding anything to the contrary herein, any
         payments required under this Section 4.6 shall only be payable to UNIVERSITY once regardless of the number of license agreements in effect between the parties hereto which contain this provision.

              (c) Notwithstanding anything to the contrary herein, no payments shall be required under this Section 4.6 in respect of the merger of PGI and Genzyme Corporation.

              (d) From and after the completion of the merger of PGI and Genzyme Corporation, the payment required under this Section 4.6 shall only be required to be made in the event that:

                   (i) the GMO Division assigns or transfers the exclusive right to use the Serial Analysis of Gene Expression ("SAGE") technology licensed from JHU for third parties to either
         (a) the General Division or any other division, subsidiary or business unit of Genzyme or (b) an entity described in paragraph
         (a); or

                  (ii) Genzyme and/or the GMO Division sells all or substantially all of the assets of the GMO Division to an entity whose shares are publicly traded on the New York Stock Exchange and/or has a fair market value of at least one billion dollars."

                (iii) any division, subsidiary or business unit of Genzyme other than the GMO Division makes, uses and/or sells LICENSED PRODUCTS and/or LICENSED SERVICES under the PATENT RIGHTS and/or COMPUTER SOFTWARE without payment to UNIVERSITY under Paragraphs 4.1, 4.2 or 4.4 hereof.

              (e) The amount of license fees and running royalties paid by the GMO Division to UNIVERSITY pursuant to Sections 4.1, 4.2 and 4.4 hereof to UNIVERSITY pursuant to Section 4.9 shall be credited against any payment required to be made under this
         Section 4.6.

              (b) Section 4.9 of the License Agreement is hereby amended by adding thereto the following provision:

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         "With respect to the calculation of NET SERVICE REVENUE or NET
         SALES with respect to any transaction between the GMO Division and any other division, subsidiary or business unit of Genzyme Corporation ("Genzyme"), such amounts will be based on the actual cost to Genzyme of such transaction; provided, however, that all such costs shall be determined by Genzyme on a consistent basis with the calculation of similar costs between other divisions, subsidiaries or business units of Genzyme. In addition, NET SERVICE REVENUE and NET SALES shall include all sales of LICENSED PRODUCTS and all LICENSED SERVICES performed by the GMO Division or by Genzyme."


         2. Issuance of PGI Stock. In consideration of entering into this Agreement, PGI shall, immediately prior to the consummation of the Merger, issue to JHU 43,200 shares of PGI Series B Convertible Preferred Stock (the "Stock"). The certificates evidencing the Stock shall, prior to the completion of the Merger, be held by PGI. As a result of the Merger, the Stock will be converted into the right to receive approximately 40,000 shares of "GMO Stock", as defined, and subject to adjustment as described, in the Merger Agreement.

         3. Sponsored Research Agreements. Following completion of the Merger, and as a condition to this Agreement, the GMO Division shall enter into a sponsored research agreement with the research lab operated by Dr. Kenneth Kinzler at the UNIVERSITY and a 2nd Amendment to the License Agreement substantially in the form of the draft agreements previously furnished to PGI (drafts dated 1/21/97).

         4. Representations and Warranties of JHU with Respect to PGI Stock. JHU represents and warrants to, and agrees with, PGI that the Stock is being acquired for JHU's own account, for investment purposes only, not for the account of any other person, and not with a view to resale to others.
 JHU will not sell, hypothecate or otherwise transfer any of the Stock unless: (a) there is an effective registration statement under the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws covering any such transaction involving such securities; or (b) in the opinion of counsel, concurred in by counsel to PGI, an exemption from the registration requirements of the Act and such state laws is available.

         5. Termination of Waiver Agreement. If the Merger is not consummated, all of the changes to the License Agreement set forth in this Agreement shall terminate and become null and void and novated and the stock of PGI issued pursuant to Section 2 of

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this Agreement shall be cancelled and returned to PGI and the License
Agreement, as originally executed, shall be reinstated and continue in full force and effect as though this Agreement had never been executed.

         6. Effect. Except as expressly provided herein, the License Agreement shall continue to be, and shall remain, unaltered and in full force and effect in accordance with its terms.

         7.   Miscellaneous.

              (a) Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

              (b) Successor and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of JHU and PGI and their respective successors and assigns.

              (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

              (d) Headings. The headings of any paragraph of this Agreement are for convenience only and shall not be used to interpret any provision hereof.

              (e) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                       THE JOHN HOPKINS UNIVERSITY


                                            /s/ N. Franklin Adkinson, Jr.
                                       _________________________________________
                                       By:  N. Franklin Adkinson, Jr., M.D.
                                       Title:  Interim Vice Dean for Research


                                       PHARMAGENICS, INC.


                                           /s/ Michael I. Sherman
                                       ________________________________________
                                       By:  Michael I. Sherman, Ph.D.
                                       Title:  President and CEO


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